Exhibit 5.2

CLIFFORD CHANCE

SOCIETE EN COMMANDITE SIMPLE,

INSCRITE AU BARREAU DE LUXEMBOURG

10 BOULEVARD G.D. CHARLOTTE

B.P. 1147

L-1011 LUXEMBOURG

GRAND-DUCHÉ DE LUXEMBOURG

TEL +352 48 50 50 1

FAX +352 48 13 85

www.cliffordchance.com

15 JUNE 2017

CLIFFORD CHANCE OPINION LETTER

(LUXEMBOURG LAW)

JOHN DEERE FUNDING S.A. FORM S-3 AUTOMATIC REGISTRATION STATEMENT IN CONNECTION WITH THE ISSUANCE DURING A TWELVE MONTH PERIOD OF UP TO U.S.$ 5,000,000,000 DEBT SECURITIES GUARANTEED BY DEERE & COMPANY

1

i

Our reference:52-40590978

christian.kremer@cliffordchance.com

To:	15 June 2017

Deere & Company

Board of Directors

One John Deere Place

Moline, Illinois 616265

United States of America

John Deere Funding S.A.

43, avenue J.F. Kennedy

L-1855 Luxembourg

Grand Duchy of Luxembourg

together the “Addressees”

Dear Sirs

John Deere Funding S.A. Form S-3 automatic registration statement in connection with the issuance during a twelve month period of up to U.S.$5,000,000,000 debt securities guaranteed by Deere & Company

We have acted as Luxembourg legal advisers of John Deere Funding S.A. (the “Issuer”) in connection with the automatic registration statement on Form-S3 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering from time to time pursuant to Rule 415, as set forth in the prospectus (the “Prospectus”), contained in the Registration Statement and as to be set forth in or more supplements to the Prospectus (each supplement, a “Supplement”), of the Issuer’s unsecured senior debt securities fully and unconditionally guaranteed by Deere & Company (the “Guarantor”) with an aggregate issue price of up to U.S.$ 5,000,000,000 during a twelve month period (the “Debt Securities”) (the “Transaction”).

1.                                      INTRODUCTION

1.1                               Transaction Documents

The opinions given in this opinion letter (the “Opinion Letter”) relate to the following documents entered into in connection with the Transaction (the

“Transaction Documents”):

1.1.1                     The Registration Statement dated 15 June 2017 filed with the Commission in connection with the offering of the Debt Securities;

1.1.2                     A guaranteed debt indenture providing for the issuance of the Debt Securities dated 25 September 2008 between the Issuer, the Guarantor and The Bank of New York Mellon acting as trustee (the “Guaranteed Debt Indenture”).

1.2                               Defined terms and Interpretation

Terms defined in the Transaction Documents shall have the same meaning in this Opinion Letter, unless otherwise defined herein (and in particular in paragraph 1.1 (Transaction Documents) and in Schedule 1 (Definitions)).

Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

In this Opinion Letter, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion Letter may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed by Luxembourg law.

1.3                               Legal review

We have not reviewed any documents other than the Transaction Documents and the Corporate Documents, and this Opinion Letter does not purport to address any legal issues that arise in relation to such other documents that may be or come into force between the Parties, even if there is a reference to any such documents in the Transaction Documents or the Corporate Documents or on the impact such documents may have on the opinions expressed in this Opinion Letter.

1.4                               Applicable law

The opinions given in this Opinion Letter are confined to and given on the basis of Luxembourg law as currently applied by the Luxembourg courts as evidenced in published case-law. We have made no independent investigation of any other laws for the purpose of this Opinion Letter and do not express or imply any opinion in relation to any such laws. In particular, as Luxembourg qualified lawyers we are not qualified nor in a position to assess the meaning and consequences of the terms of the Transaction Documents under the relevant foreign governing or applicable law and we have made no investigation into such laws as a basis for the opinions expressed hereafter and do not express or imply any opinion thereon, including in relation to any implied terms, statutory provisions referred to therein or any other consequences arising from the entry into or performance under such Transaction Documents under such laws. Accordingly, our review of the Transaction Documents has been limited to the terms of such documents as they appear on the face thereof without reference to their respective governing laws or any other applicable law (other than Luxembourg law).

The opinions given in this Opinion Letter are given on the basis that it is governed by and construed in accordance with the laws of Luxembourg and will be subject to the jurisdiction of the courts of Luxembourg.

1.5                               Assumptions and Reservations

The opinions given in this Opinion Letter are given on the assumptions set out in Schedule 4 (Assumptions) and are subject to the reservations set out in 5 (Reservations). The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.                                      OPINIONS

We are of the opinion that:

2.1                               Corporate existence

The Issuer is a company incorporated and existing in Luxembourg as a société anonyme for an unlimited period.

2.2                               Capacity and Authorisation

2.2.1                     The Issuer has the capacity and power to enter into each of the Transaction Documents and to perform its obligations under those Transaction Documents.

2.2.2                     All necessary corporate action has been taken to enable the Issuer validly to enter into and to perform their obligations under the Transaction Documents.

2.3                               Due execution and legal, valid, binding and enforceable obligations

2.3.1                     The Transaction Documents have been duly authorised and executed by the Issuer and will be recognised as legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, save for the authorisation of each issue of Debt Securities by the designated officers or other persons in accordance with the terms of the Board Resolutions.

2.3.2                     The Debt Securities have been duly authorised and, when the final terms thereof have been duly established and approved and when duly executed by the Issuer, in each case pursuant to and subject to the authority granted in the Board Resolutions, and authenticated by the trustee in accordance with the Guaranteed Debt Indenture and delivered to and paid for by the purchasers thereof, will be recognised as valid and legally binding obligations of the Issuer

2.4                               No conflict

Neither the execution nor the delivery by the Issuer of the Transaction Documents nor the performance by the Issuer of its obligations under those Transaction Documents constitute a violation of its Constitutional Documents and the provisions of the Law on Commercial Companies applicable to it.

2.5                               Governing law

In any proceedings taken in the courts of Luxembourg for the enforcement of the provisions of the Transaction Documents or the Debt Securities, the choice of law of the State of New York as the governing law thereof will be recognised and enforced.

2.6                               Jurisdiction

The submission by the Issuer to the jurisdiction of the courts of New York contained in the Transaction Documents is valid and binding (upon their respective terms) and a judgement on or in respect thereof obtained in such courts will be recognised and enforced in Luxembourg, subject to qualification 6. (a) below.

2.7                               No further acts

No further acts or conditions are required by Luxembourg law to be done, fulfilled and performed in order (a) to enable the Issuer lawfully to enter into, and perform the obligations expressed to be assumed by them in the Transaction Documents and (b)

to make the Transaction Documents admissible in evidence in Luxembourg.

2.8                               Registration and documentary duties

Under Luxembourg tax law and current administrative practice, there are no stamp, registration or similar taxes, duties or charges payable in connection with the execution, performance and enforcement by the relevant Parties of the Transaction Documents or the issue of the Debt Securities, or the payments made by the Issuer under the Debt Securities.

2.9                               Withholding taxes

Any amounts payable under or with respect to the Transaction Documents and/or the Debt Securities will be made free and clear of, and without withholding or deduction for or on account of, withholding tax in Luxembourg.

3.                                      NO INSOLVENCY PROCEEDINGS

According to the Negative Certificate, no Judicial Decision opening Judicial Proceedings against the Issuer has been registered with the RCS on the date stated therein. The Negative Certificate does not indicate whether a Judicial Decision has been taken or a Judicial Proceeding has been opened. The registration of a Judicial Decision must be requested by the legally determined persons at the latest one month after the Judicial Decision has been rendered. As a consequence a delay exists between the moment where the event rendering the registration with the RCS necessary occurs and the actual registration of the Judicial Decision in the RCS. It may furthermore not be excluded that no registration has occurred during the legally prescribed period of one month if no request for registration has been made. As a consequence the Negative Certificate is not conclusive as to the opening and existence or not of Judicial Decisions or Judicial Proceedings and should not be relied upon as such. The Negative Certificate does, for the avoidance of doubt, not purport to indicate whether or not a petition or order for any of the Judicial Proceedings has been presented or made.

4.                                      SCOPE OF OPINION

We have not been responsible for advising any party to the Transaction other than the Addressees and the delivery of this Opinion Letter to any person other than the Addressees does not evidence an existence of any such advisory duty on our behalf to such person.

We express no opinion as to any taxation matters or transfer pricing matters generally or liability to tax which may arise or be suffered as a result of or in connection with the Transaction Documents or the Transaction other than as mentioned in paragraph 2.8 (Registration and documentary duties) and 2.9 (Withholding taxes) or on the impact which any tax laws may have on the opinions expressed in this Opinion Letter.

No opinion (except to the extent expressly opined upon herein) is expressed or implied in relation to the accuracy of any representation or warranty given by or concerning any of the parties to the Transaction Documents or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or any obligations binding upon them.

Except in as far as the entry by the Issuer into and the performance by the Issuer of its obligations under the Transaction Documents is concerned, we express no opinion on any applicable licensing or similar requirements.

We express no opinion on the applicability of the Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories or any delegated or implementing regulations (together the “EMIR Regulations”) or of Regulation (EU) No 909/2014 of the European Parliament and of the Council of 23 July 2014 on improving securities settlement in the European Union and on central securities depositories and amending Directives 98/26/EC and 2014/65/EU and Regulation (EU) No 236/2012 or implementing regulations (together the “CSD Regulations”), or of (iii) Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions of reuse and amending Regulation (EU) No 648/2012 or implementing regulations (“SFTR Regulations”) or any obligations arising for the parties pursuant to each of the EMIR Regulations, the CSD Regulations and the SFTR Regulations.

This Opinion Letter does not contain any undertaking to update it or to inform the Addressees of any changes in the laws of Luxembourg or any other laws which would affect the content thereof in any manner.

5.                                      ADDRESSEES AND PURPOSE

This Opinion Letter is provided in connection with the Transaction and is addressed to and is solely for the benefit of the Addressees.

It may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or another person, nor may its existence or contents be disclosed to any person, without, in any such case, our prior written consent, except that we hereby consent to the use of this Opinion Letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder.

Yours faithfully,

CLIFFORD CHANCE

/s/ Christian Kremer

Christian Kremer Avocat à la Cour

SCHEDULE 1
DEFINITIONS

“Board Resolutions” means the board resolutions listed under the heading Board Resolutions in paragraph 2 of Schedule 3 (Documents).

“Constitutional Documents” means, in respect of the Issuer, the constitutional documents listed under the heading Constitutional Documents in paragraph 2 of Schedule 3 (Documents).

“Corporate Documents” means the documents listed in paragraph 2 of Schedule 3 (Documents).

“Excerpt” means the excerpt listed under the headings Excerpts in paragraph 2 of Schedule 3 (Documents).

“Judicial Decision” means any judicial decision opening Judicial Proceedings.

“Judicial Proceedings” means one of the judicial proceedings referred to in article 13, items 2 to 11 of the RCS Law, including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

“Law on Commercial Companies” means the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

“Lugano Convention” means the Lugano Convention of 30 October 2007 on jurisdiction and enforcement of judgements in civil and commercial matters.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Negative Certificate” means the negative certificate listed under the heading Negative Certificate in paragraph 2 of Schedule 3 (Documents).

“Other Party” means each party to the Transaction Documents other than the Issuer.

“Parties” means all of the parties to the Transaction Documents.

“RCS” means the Luxembourg register of commerce and companies.

“RCS Law” means the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended.

“Regulation 1346/2000” means Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Regulation 44/2001” means Council Regulation (EC) No 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters.

“Relevant Courts” means the courts of New York as set out in the Transaction Documents.

“Relevant Judgment” means an enforceable judgment rendered by a Relevant Court.

“RESA” means the central electronic platform of official publication for companies and associations (Recueil électronique des sociétés et associations).

SCHEDULE 2
ISSUER

John Deere Funding S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg with its registered office at 43, avenue John F. Kennedy, L-1855 Luxembourg and registered with the Register of Trade and Companies under number B 101.958 (the “Issuer”).

SCHEDULE 3
DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion Letter.

1.                                      TRANSACTION AND ANCILLARY DOCUMENTS

Execution copies of each of the Transaction Documents.

2.                                      CORPORATE DOCUMENTS

(a)                                 Constitutional Documents

A copy of the consolidated articles of association of the Issuer dated 20 October 2014.

(b)                                 Board Resolutions

A copy of a written resolution of the Issuer’s board of directors dated 22 May 2017 and authorising, inter alia, the issuance and registration of the Debt Securities.

(c)                                  Excerpt

An excerpt from the RCS dated 15 June 2017

(d)                                 Negative Certificate

A certificate from the RCS dated 15 June 2017 stating that as of 14 June 2017, no Judicial Decision has been registered with the RCS by application of article 13, items 2 to 11 and 13 and article 14 of the RCS Law, according to which the Issuer would be subject to Judicial Proceedings.

SCHEDULE 4
ASSUMPTIONS

The opinions expressed in this Opinion Letter have been made on the following assumptions which are made both on the date of this Opinion Letter and on the date where the Transaction Documents have been entered into and for any time period in between such dates.

1.                                      ORIGINAL AND GENUINE DOCUMENTATION

(a)                                 All signatures are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)                                 The legal capacity of all directors and any other authorised signatories.

(c)                                  Any Transaction Document listed in Schedule 3 (Documents) has been executed on the date specified in that document by all parties to it.

(d)                                 The Transaction Documents have been executed in the form of the execution copies reviewed by us.

2.                                      OTHER PARTIES

(a)                                 Each Other Party is duly incorporated or organised and validly existing.

(b)                                 Each Other Party has validly entered into the Transaction Documents to which it is a party.

3.                                      FOREIGN LAWS

(a)                                 All obligations under the Transaction Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the Parties as a matter of all relevant laws (other than, but only to the extent opined upon herein, the laws of Luxembourg), most notably the expressed governing law, and the choice of such governing law is valid and enforceable as a matter of that governing law and all other laws (other than, but only to the extent opined upon herein, Luxembourg law), and there is no provision of the laws of any relevant jurisdiction (other than, but only to the extent opined upon herein, Luxembourg) that would have a bearing on the foregoing.

(b)                                 Any choice of jurisdiction, other than a choice of the courts of Luxembourg, is legal, valid, binding and enforceable as a matter of the law governing the relevant clause, the laws of the jurisdiction of the designated courts and all other relevant laws (other than, but only to the extent opined upon herein, Luxembourg law).

(c)                                  All acts, conditions or things required to be fulfilled, performed or effected in connection with the Transaction Documents under the laws of any jurisdiction other than Luxembourg have been duly fulfilled, performed and effected.

(d)                                 There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this Opinion Letter.

4.                                      CORPORATE MATTERS

(a)                                 There have been no amendments to the Constitutional Documents.

(b)                                 The Excerpt is true, accurate and up to date both on the date of this Opinion Letter and on the date on which the Board Resolutions have been adopted.

(c)                                  The Negative Certificate is correct and up-to-date and all decisions and acts, the publication of which is required by applicable laws (including the RCS Law and the Law on Commercial Companies) have been duly registered within the applicable legal time periods with the RCS.

(d)                                 The Board Resolutions have been validly taken and all statements made therein are true, accurate and up-to-date.

(e)                                  The Board Resolutions, including the powers granted therein, have not been amended or rescinded and are in full force and effect.

(f)                                   The Constitutional Documents (as well as any other documents relating to the Issuer the publication of which is required by law) will only be enforceable against third parties after they have been published in the RESA, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

(g)                                  The Issuer is not subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), court ordered liquidation (liquidation judiciaire) or reorganisation, voluntary dissolution or liquidation (dissolution ou liquidation volontaire) or any similar procedure affecting the rights of creditors generally, whether under Luxembourg or any other law.

(h)                                 The place of the central administration (siège de l’administration centrale or siège de direction effective) and the centre of main interests of the Issuer is located at its registered office (siège statutaire) in Luxembourg and the Issuer has no establishment outside Luxembourg (each such terms as defined respectively in the Regulation 1346/2000 or domestic Luxembourg law including Luxembourg tax law and any relevant double tax treaties concluded by Luxembourg).

(i)                                     The entry into, the execution of and the performance under the Transaction Documents is in the best corporate interest of the Issuer.

(j)                                    The Parties entered into the Transaction Documents with bona fide commercial intent, at arm’s length and without any fraudulent intent or any intention to deprive of any benefit any other persons or parties (including creditors) or to breach or circumvent any applicable mandatory laws or regulations of any jurisdiction.

(k)                                 No moneys borrowed under the Transaction Documents have been or will be used to finance or refinance an acquisition of or subscription to shares in the Issuer.

5.                                      NO OTHER DOCUMENTS

Save for those listed in Schedule 3 (Documents), there is no other agreement, instrument or other arrangement between any of the Parties which modifies or supersedes any of the Transaction Documents.

6.                                      OTHER MATTERS

(a)                                 The Debt Securities will not be subject to a public offering (as defined in the Luxembourg Law of 10 July 2005 on prospectuses for securities, as amended (the “Luxembourg Prospectus Law”) in Luxembourg and that the requirements of any applicable law in respect of the listing (if any) of the Debt Securities on any stock exchange have been or will be fulfilled. In this respect, it should be noted that we have not been requested to advise on the listing of the Debt Securities and thus we have not verified compliance with or otherwise taken into account such listing requirements (whether contained in a law, decree or any other applicable text) of any stock exchange.

(b)                                 The Debt Securities will not be listed on the official list of the Luxembourg Stock Exchange and will not be admitted to trading on its regulated market (“Bourse de Luxembourg”) or on the Euro MTF market operated by the

Luxembourg Stock Exchange.

SCHEDULE 5
RESERVATIONS

The opinions expressed in this Opinion Letter are subject to the following reservations.

1.                                      LIMITATIONS ARISING FROM INSOLVENCY LAW

The rights and obligations of the Parties under the Transaction Documents may be limited and the opinions expressed in this Opinion Letter may be affected by general principles and specific provisions of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally. In particular, but without limitation, it is to be noted that:

(a)                                 during a gestion contrôlée (controlled management) procedure under the Grand-Ducal decree dated 24 May 1935 on the procedure of gestion contrôlée, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management and may be affected thereafter by any reorganisation order given by the competent court. Furthermore, declarations of default and subsequent acceleration (such as an acceleration upon the occurrence of an event of default) will not be enforceable against reorganisation or liquidation orders given by a court, subject in each case to any exceptions established under Regulation 1346/2000 where applicable;

(b)                                 the effects of Luxembourg insolvency proceedings opened over the Issuer by a Luxembourg court would apply to all assets wherever situated, including assets located or deemed to be located outside Luxembourg, (except insofar Regulation 1346/2000 establishes any exceptions) and as a matter of Luxembourg law, the Luxembourg bankruptcy receiver appointed by the Luxembourg court would be empowered to take control over all assets of the Luxembourg Obligor wherever situated, including property located abroad, upon the conditions and to the extent provided for under Luxembourg insolvency laws and, with respect to the scope of Regulation 1346/2000, upon the terms thereof;

(c)                                  the powers of any receivers appointed by virtue of any of the Transaction Documents would not be recognised by Luxembourg courts; and

(d)                                 any power of attorney and mandate, as well as any other agency provisions granted and all appointments of agents made by the Issuer (including any appointments made by way of security), explicitly or by implication, will terminate by law and without notice upon the Issuer’s bankruptcy (faillite) or judicial winding-up (liquidation judiciaire), and become ineffective upon the Issuer entering controlled management and suspension of payments (gestion contrôlée et sursis de paiement) (in both cases except in very limited circumstances).

2.                                      ENFORCEABILITY OF CLAIMS

(a)                                 The rights and obligations of the Parties under the Transaction Documents may be limited by general principles of criminal law, including but not limited to criminal freezing orders.

(b)                                 Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

(c)                                  Rights may not be exercised in an abusive manner, and a Party may be denied the right to invoke a contractual right if so doing was abusive.

(d)                                 Specific creditors benefit from privileged rights by virtue of Luxembourg law and may take precedence over the rights of other secured or unsecured creditors. For instance, the Luxembourg tax authorities, the Luxembourg social security institutions and the salaried employees benefit from a general privilege over movables in relation to specific claims determined by law; this general privilege in principle takes precedence over the privilege of any other secured creditors.

(e)                                  The remuneration of an agent or intermediary may be subject to review and reduction by a Luxembourg court if considered excessive in light of the circumstances.

(f)                                   Whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgment expressed as an order to pay a currency other than Euro, enforcement of the judgment against any Party in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro.

(g)                                  A contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default or breach may not be fully enforceable if it were construed by a Luxembourg court as constituting an excessive pecuniary remedy.

(h)                                 Limitation of liability clauses will not be enforceable in case of willful default or gross negligence, or where the obligation that has been improperly performed was the central obligation (obligation essentielle) of the person protected by the limitation of liability clause.

(i)                                     Insofar as the laws of Luxembourg are concerned, provisions in the Transaction Documents relating to the transfer or assignment of rights and obligations may require the execution of further documentation in order to be fully effective, as well as to ensure the transfer of any security interests attaching to the rights or obligations to be transferred or assigned.

(j)                                    The enforcement of the Transaction Documents and the rights and obligations of the Parties will be subject to the general statutory principles of Luxembourg law; remedies such as specific performance, the issue of an injunction or the termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy. The enforcement of rights and obligations in an action before the Luxembourg courts is subject to Luxembourg rules of civil and commercial procedure.

(k)                                 Provisions of the Transaction Documents providing for interest being payable in specified circumstances on due and payable interest may not be enforceable against the Issuer before a Luxembourg court even if they are valid under the respective governing law.

(l)                                     Claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim.

(m)                             We express no opinion on the validity or enforceability of waivers granted for future rights or claims.

(n)                                 The right of a Party to recover attorney’s fees or other fees relating to the exercise or defence of its rights may be subject to limitations or may not be enforceable in accordance with its terms before a Luxembourg court or in Luxembourg court or enforcement proceedings.

3.                                      TAXATION

(a)                                 The registration of the Transaction Documents and/or the Debt Securities is required if such Transaction Documents and/or such Debt Securities are either (i) attached as an annex to an act (annexés à un acte) that itself is subject to mandatory registration or (ii) deposited in the minutes of a notary (déposés au rang des minutes d’un notaire). In such cases, as well as in case of a voluntary registration, the Transaction Documents and the Debt Securities will be subject to registration duties payable by the party registering, or being ordered to register, the Transaction Documents and/or the Debt Securities. Such registration duties would be ad valorem (such as for instance a registration duty of 0.24% calculated on the amounts mentioned in those agreements) or fixed (such as for instance a registration duty of 12€ for a pledge) depending on the nature of the documents.

(b)                                 As regards Luxembourg resident individuals acting in the management of their private wealth, the Luxembourg law of 23 December 2005, as amended, provides for a 20% final withholding tax on savings income, to the extent such income is paid or allocated by a Luxembourg paying agent within the meaning of this law.

4.                                      CORPORATE MATTERS

(a)                                 By application of Article 203 of the Law on Commercial Companies, a company not respecting any provision of Luxembourg criminal law or the Luxembourg law applicable to commercial companies may be put into judicial dissolution and liquidation upon the application of the public prosecutor.

(b)                                 The Constitutional Documents (as well as any other documents relating to the Issuer the publication of which is required by law) will only be enforceable against third parties after they have been published in the Mémorial C, except where such third parties have knowledge thereof, whereas however third parties may rely thereon prior to such publication. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof.

5.                                      GOVERNING LAW

(a)                                 The Luxembourg courts would not apply a chosen foreign law if:

(i)                                     the choice was not made bona fide, or

(ii)                                  the foreign law was not pleaded and proved, or

(iii)                               if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg public policy or public order.

(b)                                 A Luxembourg court may refuse to apply the chosen governing law in the following cases:

(i)                                     where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in a country other than the country of the chosen governing law, to the extent the Parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply;

(ii)                                  where all other elements relevant to the situation at the time that the Transaction Documents were entered into are located in one or more Member States of the European Union and where the chosen law is not the one of a Member State, it may apply the provisions of EU law, where appropriate as implemented in Luxembourg, which cannot be derogated from by agreement;

(iii)                               if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Transaction Documents have to be or have been performed, render the performance of the Transaction Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application;

(iv)                              regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place; or

(v)                                 if a Party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 1346/2000.

(c)                                  We express no opinion on any choice of law provisions in the Transaction Documents relating to contractual obligations that do not fall within the scope of the Rome I Regulation and to non-contractual obligations that do not fall within the scope of the Rome II Regulation.

(d)                                 The determination of the governing law and the recognition of trusts by Luxembourg courts (whether or not one or more elements of the trust relationship or trust assets are located in Luxembourg) will be made in accordance with the Convention dated 1 July 1985 on the law applicable to trusts and their recognition (ratified by a law dated 27 July 2003 on trusts and fiduciary contracts) (the “Hague Trusts Convention”), to the extent the relevant trust comes within the scope thereof. The law chosen by the parties will in principle be recognised as governing law, and the effects of the trust (in particular the segregation of trust assets) will be recognised in accordance with the Hague Trusts Convention, subject to the exceptions established therein, including the non-recognition of the chosen governing law if the situation has a closer link with another jurisdiction which does not recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in Article 15 of the Hague Trusts Convention and the general exception of public order. In relation to the provision of any Transaction Document providing that a Luxembourg Obligor shall hold on trust certain assets received, the non-recognition of the trust under Luxembourg law would cause the purported beneficiaries to only have an unsecured claim against the relevant Luxembourg Obligor, which claim will rank pari passu with the claims of other unsecured creditors of the relevant Luxembourg Obligor.

6.                                      JURISDICTION

(a)                                 As regards the Transaction Documents, a final judgement obtained in the courts of the State of New York (sitting in borough of Manhattan in New York City) and of the United States district court (located in the borough of Manhattan in New York City) and any appellate court thereof (the “New York Courts”) will be recognised and enforced by the courts of Luxembourg in accordance with general provisions of Luxembourg procedural law for the enforcement of foreign judgments originating from countries which are not bound by Regulation 44/2001 or which are not signatories to the Brussels convention on jurisdiction and the recognition and enforcement of judgements in civil and commercial matters or the Lugano Convention. Pursuant to such provisions, an enforceable judgment rendered by any New York Courts would not directly be enforceable in Luxembourg. However, a party who obtains a judgement in any New York Courts may initiate enforcement proceedings in Luxembourg (exequatur), by requesting enforcement of a judgement of the New York Courts from the Luxembourg District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the Luxembourg New Code of Civil Procedure. The District Court will authorise the enforcement in Luxembourg of the judgement of the New York Courts, without re-examination of the merits of the case, if it is satisfied that the following conditions are met:

(1)                                 the judgement of the New York Courts is enforceable (exécutoire) in New York;

(2)                                 the jurisdiction of the New York Courts is founded both according to Luxembourg private international law rules and to the applicable domestic United States federal or state jurisdiction rules;

(3)                                 the New York Courts have acted in accordance with their own procedural laws and have applied to the dispute the substantive law which would have been applied by the Luxembourg courts;

(4)                                 the principles of natural justice (droits de la défense) have been complied with and the judgement was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, to present a defence; and

(5)                                 the judgement of the New York Courts does not contravene Luxembourg international public policy and has not been obtained fraudulently (fraude à la loi).

(b)                                 Provisions of the Transaction Documents providing for the capitalisation of interest may not be enforceable if certain Luxembourg law requirements set out in Article 1154 of the Luxembourg Civil Code are not met. According to this article, such a capitalisation is only possible if the debtor consents to the capitalisation of interest that is due and has accrued for a period of more than one year. If these rules were considered to be part of Luxembourg international public policy, then clauses providing for the capitalisation of interest may not be enforceable against a Luxembourg company before a Luxembourg court even if they are valid under the respective governing law. While the risk that this article is considered to be part of Luxembourg international public policy is reduced, no final view can be taken on this question absent from any relevant Luxembourg case law.

(c)                                  To the extent the laws of Luxembourg would apply, the provision that the bearer of a Debt Security shall be treated as the absolute owner thereof may not be enforceable under all circumstances.

(d)                                 Pursuant to Article 84 of the Law on Commercial Companies which contains a reference to Article 43 of the same law, any holder of a bearer note issued by a Luxembourg company has the right to request the conversion of such note into a registered note at his own expense. To the extent that the laws of Luxembourg are applicable, the transfer of title of a registered note will be governed by Article 84 in conjunction with Article 40 of the Law of Commercial Companies, which provides that title to a registered note passes by way of registration of the transfer of title in the register of the noteholders, to be held at the registered office of the relevant issuer.

(e)                                  A Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere.

(f)                                   Designation of jurisdiction of courts in the interest of one Party or one group of Parties only will not prevent those Parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

(g)                                  In a decision dated 26 September 2012, the French Cour de Cassation has denied effect to a jurisdiction clause which gives exclusive jurisdiction to one court but allows one of the parties to bring actions in other courts, as being contrary to the object and the finality of the prorogation of jurisdiction (prorogation de compétence) of Article 23 of Regulation 44/2001. While Luxembourg case-law has recognised the validity and enforceability of such jurisdiction clauses in the past (under the convention on jurisdiction and the enforcement of judgments in civil and commercial matters dated 27 September 1968, as amended), some uncertainty has arisen (even outside France) as to the validity and effectiveness of such clauses under Regulation 44/2001 as a result of the French decision. If a Luxembourg court would adopt the same approach, the jurisdiction clause would be ineffective and normal rules of jurisdiction would apply.

If such an approach was followed by Luxembourg courts in relation to the interpretation of Regulation 44/2001, it cannot be excluded that a similar approach would be adopted by them in relation to jurisdiction clauses outside the scope of application of Regulation 44/2001 as well as in relation to arbitration clauses where such clauses are formulated in the same way.

(h)                                 The president of a competent court in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (référé) or a permission to levy a prejudgment attachment (autorisation de saisie-arrêt conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law (as applicable pursuant to Regulation 44/2001), in connection with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of the courts of other countries, and such action would be governed by Luxembourg law.

(i)                                     Jurisdiction clauses would not be enforceable in or binding on a Luxembourg court in relation to actions brought for non-contractual claims.

7.                                      OTHER MATTERS

(a)                                 A contractual provision allowing the service of process against the Issuer or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Issuer in accordance with applicable laws at their registered office. A provision allowing any other party to appoint a replacement process agent instead of the Issuer would most likely not be enforceable in or the effects thereof recognised by a Luxembourg court.

(b)                                 We express no opinion on any notification obligation to the Banque Centrale de Luxembourg for statistical purposes which may arise from any payments under the Transaction Documents.

(c)                                  The admissibility as evidence of the Transaction Documents before a Luxembourg court or public authority to which the Transaction Documents are produced will require that the Transaction Documents be accompanied by a complete or partial translation into French or German and a Luxembourg court may always require that the parties produce the original of a Transaction Document on the basis of which a claim is made.

(d)                                 A discretion established in favour of one Party by any of the Transaction Documents will have to be exercised in a reasonable manner.

(e)                                  With respect to provisions under which determination of circumstances or certification by any Party is stated or implied to be conclusive and binding upon the Issuer, a Luxembourg court would be authorised to examine whether such determination occurred in good faith and may nevertheless request a Party to provide further evidence.

(f)                                   A severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause.

(g)                                  We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it. No opinion is expressed as to whether the Registration Statement contains all the information required by statute or general law.

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